Press Release	Source: i2Telecom International, Inc.

i2Telecom Appoints Mark Hewitt as Chief Strategic Officer

Monday October 15, 9:48 am ET

Communications and Technologies Visionary Brings Depth of Knowledge and Global Business Contacts to i2Telecom

ATLANTA--(BUSINESS WIRE)--i2Telecom International, Inc. ("i2Telecom®") (OTCBB: ITUI), a pioneer in globally ultra-portable high-quality Voice-over Internet Protocol (VoIP) products and services, announced today it has appointed Mark Hewitt to the position of Chief Strategic Officer. Mr. Hewitt is best known for his award winning product and technology leadership in Internet appliances and broadband networks.

Mr. Hewitt brings over 26 years of experience and provides in depth technological guidance for communications and broadband technologies. He started his career in Alaska with the deployment and operations of the communications network for the TransAlaska Pipeline, an $11.5 Billion project which at the time was the largest privately funded project in the world. Later he was elected to the local Fairbanks City Council followed an appointment as Chairman of the Municipal Public Utilities Board where he led advancement of the utility systems and the telephone, electric, water, sewer, and steam/hot water utilities. He later joined Motorola Communications where he first worked on the design of the SmartNet trunk radio system (core to the Nextel system), the ARDIS Network (precursor to the Blackberry), and finally the IRIDIUM system in the areas of ground segment support and network design. Later, he joined Frontier Communications as Sr. Director, Engineering and Product Development where he led technology in the emerging IP systems field, before the company was acquired by Global Crossing. At Frontier, they were one of the first to introduce Session Initiation Protocol, (“SIP”), now an industry standard, into the SoftSwitch Consortium formed in conjunction with Level 3.

Mr. Hewitt then joined I-Link as Sr. Vice President of Business Development and Product Marketing. There he launched the first integrated SoftSwitch/IAD “Integrated Access Device” in the United States. The associated service became the first national broadband voice network in the United States and was subsequently licensed to Net2Phone. He received numerous Product of the Year awards which helped drive the price of the stock from $2.50 per share to over $30.00 in less than a year. Following the successful venture with I-Link, Mr. Hewitt has operated as CTO at a number of communications, portal, and entertainment device companies. He is well known in the industry as a visionary and a technology guru.

“i2Telecom’s leadership in advanced platform and applications for the “Broadband” segment will establish the company as a clear market leader as the world market moves closer to convergence and open network services,” said Mr. Hewitt. “The recent notice of allowance from the US Patent and Trade mark office granting a patent and affirming the value of i2Telecom’s VoiceStick® as a leading platform in the Internet Appliance space further proves the Company’s leadership in this fast paced market segment. I look forward to becoming a part of the i2Telecom vision to expand into Wireless and other Broadband segments with their enabling technology. Our vision is in strong alignment with other market leaders as the emergence of successful companies like SalesForce.com and Google host best of breed products and services to a demanding market.”

“We are excited about the commitment from Mark to join our management team as Chief Strategic Officer,” said Paul Arena, Chief Executive Officer of i2Telecom. “His enthusiasm and commitment to freedom of choice and ease of use will empower our launch of truly demanded products and services to the marketplace. Many initiatives are already in place to help drive revenues for the Company in the coming months.”

Mr. Hewitt received his education from the University of Alaska in Electronics Engineering, Business Administration, and Police Administration. He has been a member of the City Council, the FNSB Emergency Management Team, and the Governor’s Telecommunications Task Force in Alaska.

About i2Telecom International, Inc.

i2Telecom International, Inc. is a pioneer in ultra-portable high-quality Voice-over Internet Protocol (VoIP) products and services that employ best-of-breed VoIP technology and use a combination of the Company’s own network and the Internet to deliver high-quality phone calls, streaming video and text chat to customers on a global scale. i2Telecom International provides its VoiceStick®, Digital Portal communications and microgateway adapters for VoIP long-distance and other enhanced communication services to its subscribers. Its proprietary technology platform is compliant with the Session Initiation Protocol ("SIP") telecommunications industry standard. i2Telecom International's revenue model includes recurring monthly subscriptions and prepaid services, along with revenue from the sale of integrated access devices, call minute termination fees and royalties from original equipment manufacturers. For additional information visit www.i2telecom.com or www.voicestick.com or call 404-567-4750.

SAFE HARBOR Statement Under the Private Securities Litigation Reform Act. With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including, but not limited to, product acceptance, economic, competitive, governmental, results of litigation, technological and/or other factors which are outside the control of the company. Actual results and developments may differ materially from those contemplated by these statements depending on such factors as changes in general economic conditions and financial or equity markets, technological changes, and other business risk factors. i2Telecom® does not assume, and expressly disclaims, any obligation to update these forward-looking statements.

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Source: i2Telecom International, Inc.